Exhibit 99.1

MIRAGEN REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS AND
PROVIDES CORPORATE UPDATES
•Recently completed acquisition of Viridian Therapeutics, including an anti-IGF-1R monoclonal antibody, VRDN-001, for the potential treatment of thyroid eye disease (TED)
•Private placement financing proceeds of approximately $91 million positions miRagen to potentially advance multiple compounds through Phase 2 proof of concept studies in TED and expand its orphan disease pipeline
•After completion of the acquisition of Viridian Therapeutics and the private placement financing, miRagen has cash on hand of approximately $144 million and estimated cash runway through 2023
•Announces 1-for-15 reverse stock split to be effective as of November 12, 2020 and trading of the common stock will begin on a split-adjusted basis when markets open on November 13, 2020
BOULDER, CO, November 10, 2020 - miRagen Therapeutics, Inc. (NASDAQ: MGEN), a biotechnology company advancing new treatments for patients with diseases that are underserved by current therapies, today announced financial results for the third quarter ended September 30, 2020 and provided corporate updates.
“With our recent acquisition of Viridian Therapeutics, concurrent financing and senior leadership additions, we believe miRagen is well positioned to advance the development of new treatments designed for patients with diseases that are underserved by current therapies, beginning with thyroid eye disease, or TED,” said Lee Rauch, Chief Executive Officer of miRagen. “We believe that VRDN-001, an insulin-like growth factor-1 receptor monoclonal antibody, has the potential to become a meaningful treatment option for patients suffering from TED. We plan to initiate a Phase 2 clinical trial of VRDN-001 in 2021.”
Recent Program and Corporate Highlights
Announced Completed Acquisition of Viridian Therapeutics
In October 2020, miRagen announced the completed acquisition of Viridian Therapeutics, Inc., a privately held biotechnology company developing therapies for TED, a debilitating condition that can cause bulging eyes, or proptosis, as well as double vision and potential blindness.
Following the acquisition, miRagen’s most advanced program is VRDN-001, a monoclonal antibody targeting insulin-like growth factor-1 receptor (IGF1R) and a potential treatment for patients with TED. Pending feedback from regulatory authorities, miRagen expects to initiate a Phase 2 clinical trial of VRDN-001 in TED in 2021. This planned trial will be informed by data from previous U.S. and EU studies in which more than 100 oncology patients were administered the antibody under the name AVE-1642. The pharmacokinetic, pharmacodynamic, and safety and tolerability data from these previous studies will inform miRagen’s trial designs in TED. miRagen holds exclusive worldwide rights to develop and commercialize VRDN-001 for all non-oncology indications that do not use radiopharmaceuticals, including the treatment of TED. Viridian Therapeutics had previously licensed VRDN-001 from ImmunoGen, Inc.
In parallel with the development of VRDN-001, miRagen is advancing VRDN-002 with the goal of developing a convenient, at-home subcutaneous injection product. VRDN-002 seeks to improve on first-generation IGF-1R-targeted antibodies by incorporating half-life extension technology to reduce the dose required to provide efficacy in TED. miRagen expects to file an investigational new drug application for VRDN-002 by the end of 2021.

Private Placement Financing
After the acquisition of Viridian Therapeutics, miRagen closed a private placement financing resulting in gross proceeds of approximately $91 million before deducting placement agent and other offering expenses. The proceeds from the financing are intended to be used primarily to advance clinical studies of VRDN-001. After completion of the financing, miRagen had pro forma cash on hand of approximately $144 million and estimated cash runway through 2023.
The financing was led by Fairmount Funds Management LLC, with participation from Venrock Healthcare Capital Partners, BVF Partners L.P., Cormorant Asset Management, Perceptive Advisors, Wellington Management, Ally Bridge Group, Logos Capital, Surveyor Capital (a Citadel company), Commodore Capital, and Ridgeback Capital, as well as additional undisclosed institutional investors.
After the acquisition of Viridian Therapeutics and the private placement, miRagen had approximately 58.2 million shares of common stock and approximately 0.4 million shares of Series A Non-Voting Convertible Preferred Stock (Preferred Stock) outstanding. Each share of Preferred Stock is convertible into 1,000 shares of common stock, subject to stockholder approval and certain beneficial ownership limitations. The Preferred Stock is potentially convertible into up to approximately 398.5 million shares of common stock (without giving effect to the beneficial ownership limitations upon conversion). On an as-converted to common stock basis, the Company would have approximately 456.6 million common shares outstanding prior to the Reverse Stock Split discussed below. In addition, miRagen has reserved approximately 10.3 million shares of common stock for issuance to certain Veridian option and warrant holders under the terms of the merger agreement. Pursuant to the terms of the merger agreement that miRagen entered into in connection with the acquisition of Viridian Therapeutics, miRagen has agreed to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration: (i) the approval of the conversion of the Preferred Stock into shares of common stock, and (ii), if necessary, the approval of an amendment to miRagen’s certificate of incorporation to authorize sufficient shares of common stock for the conversion of the Preferred Stock.
Reverse Stock Split
miRagen plans to effect a reverse stock split of its shares of common stock at a ratio of 1-for-15. miRagen anticipates the stock split will be effective as of November 12, 2020 and trading of the common stock will begin on a split-adjusted basis when markets open on November 13, 2020. The common stock will continue to trade on the Nasdaq Capital Market under the ticker symbol “MGEN,” although a new CUSIP number (60463E 202) has been assigned.
miRagen’s stockholders approved the reverse stock split and granted miRagen’s board of directors the authority to effect a reverse stock split at miRagen’s annual meeting of shareholders held on May 21, 2020.
As a result of the reverse stock split, every 15 shares of miRagen’s pre-reverse split common stock will be combined and reclassified into one share of common stock. No fractional shares will be issued in connection with the reverse stock split, and if the stock split results in any stockholders owning a fractional share, then such stockholders will receive a cash payment in lieu of such fractional share. The reverse stock split will not modify any rights of miRagen’s common stock. The reverse stock split will reduce the number of shares of common stock issuable upon the conversion of miRagen’s outstanding shares of Preferred Stock to a ratio of 66.67 and the exercise or vesting of its outstanding stock options and warrants in proportion to the ratio of the reverse stock split, and cause a proportionate increase in the conversion and exercise prices of such preferred stock, stock options and warrants. miRagen has chosen its transfer agent, VStock Transfer, LLC, to act as exchange agent for the reverse stock split. Stockholders owning shares via a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split and will not be required to take further action in connection with the reverse stock split, subject to brokers’ particular processes. For those stockholders holding physical stock certificates, the transfer agent will send instructions for exchanging those certificates for shares held in book-entry form representing the post-split number of shares. The transfer agent can be reached at (212) 828-8436 or info@vstocktransfer.com.
Third Quarter 2020 Financial Results
•Cash Position and Runway: Cash and cash equivalents were $30.1 million as of September 30, 2020, compared to cash, cash equivalents, and short-term investments of $26.8 million as of December 31, 2019. Net cash used in operating activities was $5.1 million for the third quarter of 2020 as compared to $9.3 million during the third quarter of 2019. miRagen believes that its current cash and cash equivalents including approximately $91.0 million in gross proceeds from the sale of its Preferred Stock in a private placement and the cash acquired with the Viridian acquisition, will be sufficient to fund its operating expenses and capital expenditure requirements through the end of 2023.
•Research and Development Expenses: Research and development expenses were $3.1 million for the third quarter of 2020, compared to $9.0 million for the third quarter of 2019. The $5.9 million decrease in research and development expenses was primarily attributable to a decrease in clinical and related manufacturing development activities associated with the Phase 2 SOLAR clinical trial of cobomarsen, personnel-related costs, and other miscellaneous expenses during the third quarter of 2020.
•General and Administrative Expenses: General and administrative expenses were $2.3 million for the third quarter of 2020, compared to $2.9 million for the third quarter of 2019. The decrease in general and administrative expenses was due primarily to decreased personnel-related costs and decreased professional-related costs during the third quarter of 2020.
•Net Loss: miRagen’s net loss was $5.5 million, or $0.10 per share, for the third quarter of 2020, compared to $11.2 million, or $0.36 per share, for the third quarter of 2019.
About miRagen Therapeutics, Inc.
miRagen Therapeutics is a biotechnology company advancing new treatments for patients with diseases that are underserved by current therapies. miRagen’s most advanced program, VRDN-001, is an anti-IGF1R monoclonal antibody with clinical data that is in development for thyroid eye disease (TED). miRagen is headquartered in Boulder, Colorado, with additional research and development operations in Waltham, Mass.
Follow miRagen Therapeutics on social media: @miRagenRx and LinkedIn.
Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, including statements regarding miRagen’s strategy, anticipated clinical development milestones, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management or the expected features of or potential indications for miRagen’s product candidates are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation: that miRagen has incurred losses since its inception, and anticipates that it will continue to incur significant losses for the foreseeable future; future financing activities may cause miRagen to restrict its operations or require it to relinquish rights; miRagen may fail to demonstrate safety and efficacy of its product candidates; miRagen’s product candidates are unproven and may never lead to marketable products; miRagen’s product candidates may cause undesirable side effects or have other properties that could delay or prevent the regulatory approval; and the results of miRagen’s clinical trials to date are not sufficient to show safety and efficacy of miRagen’s product candidates and may not be indicative of future clinical trial results.
miRagen has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in miRagen’s Annual Report on Form 10-K and subsequent periodic and current reports filed with the Securities and Exchange Commission. Moreover, miRagen operates in a very competitive and rapidly changing environment. New risks emerge from time to time.
It is not possible for its management to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements it may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. miRagen undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.
Investor Relations Contact:
Dan Ferry
LifeSci Advisors
daniel@lifesciadvisors.com
617.430.7576

Media Contact:
Darby Pearson
Verge Scientific Communications
dpearson@vergescientific.com
703.587.0831

Miragen Therapeutics, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Collaboration revenue	$—	$625	$681	$3,471
Grant revenue	—	70	315	110
Total revenue	—	695	996	3,581
Operating expenses:
Research and development	3,111	9,027	13,050	26,377
General and administrative	2,299	2,898	7,728	9,112
Total operating expenses	5,410	11,925	20,778	35,489
Loss from operations	(5,410)	(11,230)	(19,782)	(31,908)
Other income (expense):
Interest and other income	9	204	137	818
Interest and other expense	(93)	(204)	(328)	(665)
Net loss	(5,494)	(11,230)	(19,973)	(31,755)
Change in unrealized gain (loss) on investments	—	(8)	—	6
Comprehensive loss	$(5,494)	$(11,238)	$(19,973)	$(31,749)

Net loss	$(5,494)	$(11,230)	$(19,973)	$(31,755)
Net loss per share, basic and diluted	$(0.10)	$(0.36)	$(0.39)	$(1.02)
Weighted-average shares used to compute basic and diluted net loss per share	55,787,793	31,081,594	51,463,002	30,984,582

Miragen Therapeutics, Inc.
Selected Financial Information
Condensed Consolidated Balance Sheet Data
(amounts in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Cash and cash equivalents	$30,079	$24,846
Short-term investments	$—	$1,999
Total assets	$32,833	$30,262
Notes payable, inclusive of current portion	$8,834	$8,304
Total liabilities	$11,791	$14,508
Total stockholders’ equity	$21,042	$15,754